Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2006, except for all common stock and additional paid in capital amounts, and all share and per share data, for which the date is April 12, 2006, accompanying the consolidated financial statements included in the Current Report of Horizon Offshore, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Horizon Offshore, Inc. on Forms S-3 (File No. 333-47246, effective February 1, 2001, File No. 333-62356, effective March 28, 2002, File No. 333-130724, effective February 10, 2006 and File No. 333-131780, effective April 12, 2006) and on Forms S-8 (File No. 333-62630, effective June 8, 2001, File No. 333-98243, effective August 16, 2002, File No. 333-110167, effective October 31, 2003, and File No. 333-128306, effective September 14, 2005).

/s/  Grant Thornton LLP

Houston, Texas
June 9, 2006